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                                                               Exhibit (a)(1)(G)

November 1, 2001

To Sequenom Optionholder:

Today Sequenom formally commenced its Stock Option Exchange Program (the "Program"). In connection with the commencement of the Program, Stock Administration would like to provide you with the following additional information relating to the Program.

The Program is a voluntary program permitting eligible employees and members of our Board of Directors to exchange stock options with an exercise price equal to or greater than $10.00 per Sequenom share for replacement options covering the same number of shares. The replacement options will be granted on or after May 31, 2002 and will have an exercise price equal to the fair market value of our common stock on the date of grant. Please carefully review the materials referenced below as they will provide you with details on how the Program operates.

If you decide to participate in the Program, you will need to complete and deliver an Election Form (item #1 below) by November 30, 2001 at 12:00 midnight, U.S. Pacific Standard Time, to Sequenom, Attention: Theresa Lee, 3595 John Hopkins Court, San Diego, CA 92121. The Election Form may be delivered via personal delivery, interoffice mail or facsimile at (858) 202-9031. We encourage optionholders residing outside of the U.S. to deliver the Election Form via facsimile. Please visit the Sequenom Intranet web site located at the following link: http://sdweb/DEPTS/FINANCE/OPTIONS.HTML to obtain a copy of the Election
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Form or any of the following documents:

1.   Election Form
2.   Notice of Withdrawal
3.   Summary Term Sheet
4.   Stock Option Exchange Program Questions and Answers
5.   Offer to Exchange Outstanding Options to Purchase Common Stock

If you are not familiar with your historical stock option grant information, please review your option account located at the following link: http://www.optionslink.com. If you do not have your password or PIN number,
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please contact Theresa Lee at tlee@sequenom.com or at (858) 202-9024.
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If you decide to participate in the Program, you must complete and deliver the
Election Form by 12:00 midnight, U.S. Pacific Standard Time, on Friday, November 30, 2001 unless we extend the Program. We will not accept late submissions, and therefore urge you to respond early to avoid any last minute problems.

Stock Administration will provide you with an email confirmation of receipt of your Election Form within three (3) business days after receipt by us.

Please feel free to contact Theresa Lee at tlee@sequenom.com or at (858)
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202-9024 for further assistance.